Exhibit 10.20

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

By and among INTELLECT NEUROSCIENCES, INC.

And

AHP MANUFACTURING BV

Acting through its Wyeth Medica Ireland Branch

And

ELAN PHARMA INTERNATIONAL LIMITED

May 13, 2008

LICENSE AGREEMENT

This License Agreement ("Agreement") is entered into this day of May, 2008 (the "Execution Date") by and among INTELLECT NEUROSCIENCES, INC., a Delaware corporation, having offices at 7 West Street, 9th Floor, New York, NY 10011, U.S.A. together with its Affiliates (hereinafter, collectively referred to as "Licensor") and AHP MANUFACTURING BV, acting through its Wyeth Medica Ireland Branch, a corporation registered in the Netherlands with offices at Great Comell, Newbridge, County Kildare, Ireland (hereinafter "Wyeth"), and ELAN PHARMA INTERNATIONAL LIMITED, a private company limited by shares organized under the laws of Ireland with offices at Monksland, Athlone, County Westmeath, Ireland (hereinafter "Elan" and, together with Wyeth, referred to herein as "Licensees"). Licensor, Wyeth and Elan may each be referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

A. Licensor owns certain patents and patent applications relating to certain antibodies, such patents and patent applications designated herein as the Licensed Patents (as defined below);

B. Wyeth Parent and Elan have entered into a collaboration with respect to the treatment and/or prevention of neurodegenerative conditions in humans associated with P- amyloid deposition using immunological approaches directed at one or more epitopes of AP Peptide (as defined below); and

C. Licensor and Licensees desire to enter into this Agreement to provide Licensees with certain license rights under the Licensed Patents for the research, development, manufacture and commercialization of Licensed Products (as defined below) and Licensor is willing to license to Licensees such rights under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the Parties agree as follows:

1. DEFINITIONS

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.01  "Aβ Peptide" shall mean [*****]

1.02  "Affiliate" shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.03  "Annual Net Sales" shall mean Net Sales for the period beginning January 1 and ending December 31 of the year in question.

1.04  "Antibody" shall mean any molecule, which (a) comprises one or more immunoglobulin variable domain proteins, including, without limitation, (i) human, murine, humanized, chimeric, complementarity determining region (CDR) grafted, monospecific and bispecific antibodies, (ii) less than full-length antibody forms, such as Fv, Fab, and F(ab')2, (iii) single-chain antibodies, and (iv) antibody conjugates bound to a toxin, label or other moiety, and (b) is directed against or binds to AP Peptide.

1.05  "[*****] Products" shall mean [*****].

1.06  "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.07  "Combination Product(s)" shall mean any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

1.08  "Control" or "Controlled" shall mean with respect to any material, item of information or intellectual property right, the possession, whether by ownership, license or otherwise, of the right to grant a license, sublicense or other right with respect thereto.

1.09  "Covered Country(ies)" shall mean, with respect to a given Licensed Product, the country or countries in which there is then existing a Valid Claim covering the manufacture, use or sale of such Licensed Product.

1.10  "Field" shall mean the treatment, prevention and/or diagnosis of diseases and/or conditions in humans, including but not limited to [*****] and [*****].

1.11  "First Commercial Sale" shall mean, with respect to a given Licensed Product in a given Covered Country in the Territory, the first sale of such Licensed Product by Licensees or their Affiliates or sublicensees for use in the Field to an independent Third Party who is not a sublicensee or an Affiliate of a sublicensee of Licensees following Regulatory Approval of such Licensed Product for use in the Field in such country.

1.12  "Intellect Products" shall mean any therapeutic or prophylactic product or composition, other than a [*****] Product, (a) that is or has been developed, conceived and/or reduced to practice by Licensor or (b) to which Licensor has acquired rights under a license or purchase from or through a Third Party and which is developed by Licensor. For the avoidance of doubt, Intellect Products include, but are not limited to, antibodies with specificity for a free amino or carboxy terminus of amyloid-beta protein, such as, without limitation, [*****] and variants thereof, and exclude any such antibodies contained in a [*****] Product.

1.13  "Licensed Patents" shall mean (a) all patents and patent applications in the Territory claiming the benefit of [*****], (b) all patents and patent applications listed in Exhibit A attached hereto, throughout the Territory, (c) all patents and patent applications deemed Licensed Patents pursuant to Section 2.03, and (d) all substitutions, continuations, continuations-in-part, divisions, renewals, patents-of-addition, reissues, re-examinations, extensions, restorations, supplemental protection certificates, patent applications and patents throughout the Territory arising from, relating to or claiming priority to any patents and/or patent applications described in clauses (a), (b) and/or (c) above, to the full extent that each of the foregoing is owned or otherwise Controlled by Licensor as of the Execution Date or comes under the Control of Licensor during the term of this Agreement.

1.14  "Licensed Products" shall mean any therapeutic, prophylactic and/or diagnostic product, the composition, manufacture or use of which would, but for the licenses granted by Licensor to Licensees herein, infringe a Valid Claim of a Licensed Patent owned or otherwise Controlled by Licensor.

1.15  "Licensor Third Party Agreement" shall mean any agreement between Licensor and any Third Party that relates to any Licensed Patent, including, without limitation, any license or assignment that relates to any Licensed Patent.

1.16  "[*****]" shall mean a state in which memory and/or cognition has declined and is abnormal for age and education, but the severity of which is insufficient to be consistent with [*****] and/or [*****].

1.17  "Net Sales" shall mean, with respect to a Licensed Product, all proceeds actually received by Licensees, or their Affiliates or sublicensees, from the sale of such Licensed Product to unrelated Third Parties who are not sublicensees or Affiliates of sublicensees of the Licensees, less amounts actually paid or accrued therefore by Licensees, or such Affiliates or sublicensees, for reasonable and customary deductions from such gross amounts for the following:

(a) trade, cash, promotional and quantity discounts and wholesaler fees allowed and taken directly with respect to such sales;

(b) amounts repaid, credits or allowances granted for damaged goods, defects, expired dating, recalls, returns or rejections of Licensed Products and retroactive price reductions for Licensed Products;

(c) sales, excise, use, value added or similar taxes paid by or charged to the account of Licensees, or their Affiliates or sublicensees, (including, without limitation, duties or other governmental charges levied on, absorbed or otherwise measured by the billing amount, when included in billing, but not including franchise taxes or national, state or local taxes based on income);

(d) charge back payments and rebates granted to (i) managed health care organizations, (ii) federal, stated and/or local governments or their agencies, (iii) purchasers and reimbursers, and/or (iv) trade customers, including, without limitation, wholesalers and chain and pharmacy buying groups; and

(e) packing, freight, postage, shipping, customs duties and insurance charges to the extent included in the invoice price.

Net Sales shall be determined in accordance with GAAP, consistently applied.

If, on a country-by-country basis, a Licensed Product is sold as part of a bundle of distinct products (i.e. one price is charged for a number of distinct products that are not (i) packaged together with another Licensed Product or (ii) in a Combination Product form alone), the Net Sales for such Licensed Product shall be based on the ratio of the wholesale acquisition cost for such Licensed Product to the sum of the wholesale acquisition costs for each product in such bundle. By way of example, if the wholesale acquisition cost for such Licensed Product when sold separately is [*****], and the sum of the wholesale acquisition costs for each product in such bundle when sold separately if [*****], then the Net Sales attributable to the Licensed Product when sold as part of the bundle would be [*****] of the Net Sales of the bundle of products sold.

In the event that, on a country-by-country basis, a Licensed Product is sold in the form of a Combination Product, the Net Sales for such Combination Product will be calculated as follows.

(i)  If Licensees, their Affiliates and/or sublicensees, separately sell, in such country (a) Licensed Products containing as their sole active ingredient(s) the same Antibody as is contained in such Combination Product and (b) other products containing as their sole active ingredient(s) the other active component(s) in such Combination Product, [*****].

(ii)  If Licensees, their Affiliates and/or sublicensees separately sell, in such country, Licensed Products containing as their sole active ingredient(s) the same Antibody as is contained in such Combination Product but do not separately sell, in such country, other products containing as their sole active ingredient(s) the other active component(s) in such Combination Product, [*****].

(iii)  If Licensees, their Affiliates and/or sublicensees do not separately sell, in such country, Licensed Products containing as their sole active ingredient(s) the same Antibody as is contained in such Combination Product, but do separately sell other products containing as their sole active ingredient(s) the other active component(s) in such Combination Product, [*****].

(iv) If Licensees, their Affiliates and/or sublicensees do not separately sell, in such country (a) Licensed Products containing as their sole active ingredient(s) the same Antibody as is contained in such Combination Product and (b) other products containing as their sole active ingredient(s) the other active component(s) in such Combination Product, [*****].

Notwithstanding any provision of this Section 1.17 to the contrary, transfers of Licensed Products for testing, pre-clinical, clinical or developmental purposes or as samples shall not be considered a "sale" hereunder for royalty or other purposes.

1.18  "Regulatory Approval" shall mean all technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of BLAs and NDAs or their foreign equivalents, supplements and amendments, pre- and post-approvals, pricing and third party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental agency, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of Licensed Product(s) in a given regulatory jurisdiction. For the sake of clarity, and without limiting the foregoing, Regulatory Approval shall not be achieved for a Licensed Product in a given country until any applicable pricing and governmental third party reimbursement approvals have also been obtained in such country.

1.19  "Territory" shall mean the entire world.

1.20  "Third Party(ies)" shall mean any person or entity other than Licensor or Licensees or their respective Affiliates.

1.21  "Valid Claim" shall mean an issued and unexpired claim in a patent within the Licensed Patents, which claim has not been dedicated to the public, disclaimed, canceled, withdrawn, abandoned, revoked, or held invalid or unenforceable by a decision of a court or government agency of competent jurisdiction in an unappealed or unappealable decision.

1.22 "Wyeth Parent" shall mean Wyeth, a Delaware corporation, the corporate parent of AHP Manufacturing BV.

2.  RIGHTS GRANTED

2.01  Exclusive License. Licensor hereby grants Licensees an exclusive (exclusive even as to Licensor) license, with the right to grant sublicenses, under the Licensed Patents to research, develop, use, have used, make, have made, offer for sale, sell, have sold, import and export [*****] Products in the Field in the Territory. For the avoidance of doubt, Licensor and any licensee, sublicensee, assignee, transferee or designee of Licensor shall, subject to the non-exclusive license granted to Licensees under Section 2.02, retain the right under the Licensed Patents to research, develop, use, have used, make, have made, offer for sale, sell, have sold, import and export Intellect Products, but shall not retain any right under the Licensed Patents to research, develop, use, have used, make, have made, offer for sale, sell, have sold, import and/or export any [*****] Product.

2.02  Non-Exclusive License. Licensor hereby grants each Licensee a non-exclusive license, with the right to grant sublicenses, under the Licensed Patents to research, develop, use, have used, make, have made, offer for sale, sell, have sold, import and export Licensed Products other than [*****] Products in the Field in the Territory. For the avoidance of doubt, the license granted under this Section 2.02 shall in no way limit Licensees' exclusive rights to [*****] Products under Section 2.01.

2.03  Additional Patents. Other than [*****] and [*****], and foreign counterparts of such applications, Licensor represents that, as of the Execution Date, it is not aware of any other patent or pending patent application owned or otherwise Controlled by Licensor, which patent or patent application (a) is not listed in Exhibit A and included within the Licensed Patents licensed to Licensees under this Agreement, and (b) which Licensor reasonably believes would cover any Antibody or Licensed Product or contains claims that, once issued, would be infringed by the manufacture, use, offer for sale, sale, import or export of any Antibody or Licensed Product by Licensees or their respective Affiliates or sublicensees. If, during the term of this Agreement, Licensor acquires or otherwise obtains the right to grant a license or sublicense to any patent or patent application that (i) is not a Licensed Patent hereunder and (ii) Licensor reasonably believes would be infringed by the manufacture, use, offer for sale, sale, import or export of an Antibody or a Licensed Product by Licensees or their respective Affiliates or sublicensees ("Additional Patent"), Licensor shall promptly notify Licensees in writing and Licensees shall have the first right to negotiate a license to such Additional Patent under commercially reasonable terms. If the Parties have not concluded license negotiations within [*****], Licensor may then offer a Third Party the opportunity to license such Additional Patent.

2.04  Updates to List of Licensed Patents. No less frequently than once per calendar year, Licensor shall provide Licensees with a written update of Exhibit A, setting forth any change in the status of the previously listed Licensed Patents and listing any newly filed, developed or acquired patent rights that constitute Licensed Patents. Upon the written approval of Licensees, each such update shall constitute an amendment to Exhibit A. For the avoidance of doubt, Licensor's delay in or failure to update Exhibit A pursuant to this Section 2.04 shall not in any way limit or otherwise impact the scope of Licensees' rights under this Agreement.

2.05  Exclusive Option:

(a)  Option Grant. In partial consideration of payment by Licensees of the License and Option Fee specified in Section 3.01, Licensor hereby grants Licensees an exclusive option to receive ownership of all of Licensor's right, title and interest in and to the Licensed Patents (the "Option").

(b)  Option Exercise. If at any time during the term of this Agreement (i) Licensor and its sublicensees have abandoned all activities related to research, development and commercialization of all Intellect Products that are covered by the Licensed Patents ("Covered Intellect Program") and (ii) no licenses granted by Licensor under the Licensed Patents (other than the licenses granted to Licensees under this Agreement) remain in force, Licensor shall notify Licensees in writing (such notice referred to herein as a "Cessation Notice"). Licensor shall have sole discretion to identify the circumstances and timing that constitute an abandonment described in clause (i) above; provided, however, that a failure by Licensor to incur expenses relevant to such Covered Intellect Program of more than [*****], shall constitute such an abandonment. Licensor shall deliver the Cessation Notice to Licensees within [*****] that the conditions set forth in clauses (i) and (ii) are met. The Option granted to Licensees under Section 2.05(a) above may be exercised by Licensees within [*****] (the "Option Period") after receipt of the Cessation Notice. If Licensees wish to exercise the Option, Licensees shall provide Licensor or its legal representatives with written notice (the "Option Exercise Notice") of an election to so exercise the Option. Following delivery of the Option Exercise Notice, Licensor shall and hereby does assign and agree to assign to Licensees all of Licensor's right, title and interest in and to the Licensed Patents and shall execute and deliver to Licensees one or more confirmatory patent assignments covering all such Licensed Patents in the form set forth in Exhibit B hereto, as such form may be revised by Licensees to reflect the specific filing requirements of each relevant patent authority in the Territory. Further, Licensor shall execute and deliver to Licensees all documents and perform all acts requested by Licensees for the purposes of (a) documenting and/or recording the assignment of the Licensed Patents to Licensees in all jurisdictions throughout the Territory and (b) enabling Licensees or their designated Affiliates to prosecute and maintain the Licensed Patents in all jurisdictions throughout the Territory.

2.06  Authority and Responsibility for Licensed Products. Licensees shall have sole and exclusive authority, control and responsibility in all matters relating to the research, development, Regulatory Approval, manufacture and commercialization of Licensed Products. Except as expressly provided in this Agreement, neither Licensee shall be deemed to have granted to Licensor or any of its licensees, sublicensees, assignees, transferees or designees any license or other right with respect to the Licensed Products or any intellectual property rights or other rights owned or otherwise Controlled by Licensees.

2.07 Covenant Not To Assert Certain Patent Rights. Licensor shall not, and Licensor shall not grant any Third Party any right to, assert against either or both Licensees, any Affiliates of either Licensee and/or any Third Party sublicensees of one or both Licensees (collectively, the "Non-Assert Parties") any United States or foreign patent issuing from, relating to or claiming priority to [*****],[*****],[*****],[*****] and/or [*****] (collectively, the "Non-Assert Patents"). Without limiting the foregoing, Licensor shall not, and Licensor shall not grant any Third Party any right to, bring any lawsuit or other action against any Non-Assert Party claiming that the research, development, manufacture, use, sale, offer for sale and/or importation of any Antibody or Licensed Product infringes any one or more Non-Assert Patents.

3.  PAYMENTS, ROYALTIES, REPORTS

3.01  License and Option Fee. Within [*****] days after the Execution Date, in consideration of the licenses granted under Section 2.01 and Section 2.02 and the Option granted under Section 2.05 hereof, Licensees collectively shall pay to Licensor [*****] (the "License and Option Fee").

3.02  Patent Milestones. As consideration for Licensor's performance of its obligations under this Agreement, including, without limitation, the performance of Licensor's obligations under Article 5, promptly following successful completion of each of the following events, Licensor shall provide Licensees with written notice that such event has occurred (each such notice referred to herein as an "Issuance Notice"). Within [*****] following Licensees' receipt of an Issuance Notice for each such event, Licensees collectively shall pay Licensor the designated amount corresponding to such event:

(a)    Upon grant in the United States of Licensed Patent with at least one Valid Claim that covers (i) the pharmaceutical  composition of [*****], or (ii) the method of manufacture for [*****], or (iii) the use of [*****] for the treatment of [*****] or [*****]:
[*****]

(b)    Upon grant by the European Patent Office of Licensed Patent with at least one Valid Claim that covers (i) the pharmaceutical composition of [*****], or (ii) the method of manufacture for [*****], or (iii) the use of [*****] for the treatment of [*****] or [*****]:
[*****]

Each payment described in clauses (a) and (b) above shall be payable one time only, regardless of the number of times each event occurs.

3.03  Sales Milestone. Within [*****] after Licensees achieve Annual Net Sales in excess of [*****] for any Licensed Product in the Covered Countries, Licensees collectively shall pay Licensor [*****]. Such payment is payable one time only, regardless of the number of Licensed Products that reach such Annual Net Sales in such Covered Countries.

3.04  Royalties.

(a) Subject to the reductions, offsets and withholdings specified in Sections 3.06, 3.09, 3.12 and 4.03, and in further consideration of the rights and licenses granted under Article 2, on a Licensed Product-by-Licensed Product and Covered Country-by-Covered Country basis during the applicable Royalty Term (as defined below), Licensees collectively shall pay Licensor the following marginal royalties on Annual Net Sales of each Licensed Product in each Covered Country:

Marginal Royalty Rate
Annual Net Sales Level	(% of Annual Net Sales)
Up to and including [*****]	[*****]
Greater than [*****] and up to and including [*****]	[*****]
Greater than [*****] and up to and including [*****]	[*****]
Greater than [*****]	[*****]

(b) The percentages set forth above apply only to the amount of Annual Net Sales for a given Licensed Product that falls within the specified range. For example, if Annual Net Sales for such a Licensed Product in a given Covered Country were [*****], Licensees would pay a royalty of [*****] on the first [*****] of such Net Sales in such Covered Country and a royalty of [*****] on the remaining [*****] of such Net Sales in such Covered Country.

(c) For the avoidance of doubt, Licensees shall not be required to pay any royalties to Licensor with respect to Net Sales of any Licensed Product in any country that is not a Covered Country with respect to such Licensed Product.

(d) The obligation to pay royalties under this Agreement shall be imposed only once with respect to the sale of the same unit of a Licensed Product, regardless of how many Valid Claims included within the Licensed Patents would, but for the licenses granted to Licensees under this Agreement, be infringed by the manufacture, use or sale of such Licensed Product in the Covered Countries.

3.05 Royalty Term.

(a) The royalty term shall be, on a Covered Country-by-Covered Country and Licensed Product-by-Licensed Product basis, the period [*****] (the "Royalty Term").

(b) At the end of the Royalty Term for a given [*****] Product in a given country, the licenses granted by Licensor to Licensees under this Agreement shall become fully paid-up, perpetual, irrevocable, royalty-free, exclusive licenses with respect to such [*****] Product in such country.

(c) At the end of the Royalty Term for a given Licensed Product other than a [*****] Product in a given country, the licenses granted by Licensor to Licensees under this Agreement shall become fully paid-up, perpetual, irrevocable, royalty-free, non-exclusive licenses with respect to such Licensed Product in such country.

3.06  Royalties to Third Parties. In the event that one or both Licensees are required to pay to one or more Third Parties any royalties based on the sale of any Licensed Product in any country ("Third Party Royalties"), Licensees may deduct [*****] of such Third Party Royalties from the royalties otherwise payable to Licensor under Section 3.04(a), provided, however, that in no event shall such deduction based on Third Party Royalties reduce the amount of the royalty otherwise payable to Licensor for the sale of such Licensed Product in such country by more than [*****].

3.07  Most Favored Licensee. In the event that Licensor grants or has granted to any Third Party a license under the Licensed Patents, which license requires such Third Party to pay less than any of the payments and/or royalties set forth in this Article 3, such lesser payments and royalties shall be substituted for the payments and royalties payable by Licensees under this Agreement, and any amounts paid by Licensees prior to the issuance of such Third Party license in excess of such lesser payments and royalties shall be credited against future payments and/or royalties payable by Licensees to Licensor under this Agreement.

3.08  Sales Among Affiliates and Sublicensees. Sales or other transfers between and among Licensees and their Affiliates or sublicensees of Licensed Products which are subsequently resold by Licensees or their Affiliates or sublicensees shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on the subsequent sale or other transfer of such Licensed Products to a Third Party, other than a sublicensee or their Affiliates.

3.09  Currency Conversion. All amounts payable to Licensor under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated in writing by Licensor. In the case of royalties payable pursuant to Section 3.04, all amounts payable shall first be calculated in the currency of the Covered Country of sale and then converted into U.S. Dollars in accordance with Licensee's customary and usual translation procedures, consistently applied. Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations, Licensees shall be unable to convert to U.S. Dollars the amount, determined as provided above, which is equivalent to the amount due to Licensor hereunder (or if able to convert, where restricted or prohibited from remitting such royalties in U.S. Dollars) then Licensees shall notify Licensor promptly with a written explanation of the circumstances. In such event, all such payments, or the balance due hereunder shall be remitted in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted to permit conversion of the above-mentioned amount to U.S. Dollars.

3.10  Royalty Report. Licensees agree to make written reports and royalty payments to Licensor within [*****] after the close of each Calendar Quarter during the term of this Agreement, beginning with the Calendar Quarter in which the date of the First Commercial Sale of a Licensed Product following Regulatory Approval occurs. These reports shall state for the Calendar Quarter in question: [*****]. No later than at the time of the making of each such report, Licensees shall make any payment due to Licensor of royalties for the Calendar Quarter covered by such report by wire transfer to the following account (or such other account as Licensor may designate in writing to Licensees from time to time):

Bank: [*****]
[*****]
Routing Number: [*****]
Account Number: [*****]
Account Holder: [*****]

All information contained in reports made by Licensees pursuant to this Section 3.10 shall be deemed to be Confidential Information of Licensees and shall be treated as such by Licensor in accordance with Article 7 hereof.

3.11  Inspection. Licensees agree to keep, and to require their applicable Affiliates and sublicensees to keep, clear and accurate records of Net Sales of Licensed Products for a period of at least [*****] after the Calendar Quarter during which such Net Sales were generated. Such records shall include sufficient detail to enable the royalties payable hereunder to be accurately determined. Licensees further agree to permit such records, and to require any of their applicable Affiliates or sublicensees to permit such records, to be examined by an independent accounting firm selected by Licensor and reasonably satisfactory to Licensees from time-to-time, but not more than once each calendar year and provided that such examination shall be limited to the records pertaining to the [*****] period preceding the examination. Licensees and their applicable Affiliates and sublicensees may require such independent accountant to sign a standard non-disclosure agreement prior to allowing such accountant to examine such records. Upon completion of such examination, the accountant shall report in writing to Licensor and Licensees only whether the royalty reports and royalties paid were correct or incorrect, the amount of any overpayment or underpayment and the basis for any discrepancies. No other information shall be provided to Licensor. Such examination shall occur during Licensees' and their applicable Affiliates' and sublicensees' normal business hours at one or more facilities reasonably designated by Licensees. Such examination is to be made at the expense of Licensor, except in the event that the results of the audit reveal that Licensees underpaid royalties to Licensor by [*****] or more, then the audit fees shall be paid by Licensees. Any payment discrepancy identified by the independent accountant will be promptly corrected by a payment or refund, as appropriate.

3.12  Withholding. Licensees may withhold from payments and royalties due to Licensor amounts for payment of any tax, duties, levies or other charges on Licensor that Licensees are required to withhold on Licensor's behalf in accordance with applicable laws and/or regulations. Proof of payment of such taxes shall be secured, if available, and sent to Licensor as evidence of such payment in such form as required by the taxing or other governmental authorities having jurisdiction over Licensees. Licensees agree to reasonably cooperate with Licensor to take advantage of any tax treaty, including without limitation, any double taxation agreements or similar agreements that may be available, in order to enable Licensees to make such payments to Licensor without any deduction or withholding.

3.13  Disclaimer. Licensor acknowledges and agrees that nothing in this Agreement shall be construed as representing any estimate or projection of either (a) the number of Licensed Products that will or may be successfully developed, manufactured or commercialized or (b) anticipated sales or the actual value of any Licensed Product. Licensees make no representation or warranty, either express or implied, that (i) Licensees will be able to successfully develop, manufacture or commercialize any Licensed Product, (ii) if commercialized, any Licensed Product will achieve any particular sales level, or (iii) Licensees will devote any level of diligence or resources to the development, manufacture or commercialization of any Licensed Product.

4.  THIRD PARTIES

4.01  Existing Agreements. Subject to the provisions of Section 3.06, Licensees shall be solely responsible for all of their existing contractual obligations to all Third Parties relating to the Licensed Products. Licensor shall be solely responsible for all of its existing contractual obligations to all Third parties relating to the Licensed Patents.

4.02  Future Licenses. In the event Licensees determine that it is necessary or useful to obtain additional licenses to intellectual property of Third Parties that relate to the Licensed Patents or the Licensed Products in order to research, develop, manufacture or commercialize the Licensed Product(s), Licensees shall, at their sole discretion, control the negotiation and procurement of any such license agreements, but Licensees would not be obligated to procure any such license agreements. Any royalties paid by one or both Licensees to one or more Third Parties under any such additional licenses shall be considered to be Third Party Royalties in accordance with Section 3.06.

4.03 Third Party Infringement.

(a) In the event a Party becomes aware of any possible or actual Third Party infringement of the Licensed Patents, that Party shall promptly notify the other Parties and provide each of them with full details.

(b) With respect to any Licensed Product made, used, sold, imported or exported by a Third Party which Licensees reasonably believe infringes a claim of one or more Licensed Patents, at the written request of Licensees ("Written Request"), Licensor shall, at Licensee's expense, commence suit or other proceedings and/or file any claims appropriate to abate such infringement ("Enforcement"), engaging legal counsel mutually acceptable to all Parties. Licensees, at their sole election, shall have the right, but not the obligation, to be joined as party plaintiffs in any such Enforcement to the full extent permitted by law in the relevant jurisdiction. In resolving any Enforcement (or related settlement) initiated by Licensor as described above, Licensor and Licensees shall first be reimbursed [*****] of any funds remaining from the sums recovered in the Enforcement or its settlement. In the event Licensor has not commenced Enforcement (through mutually agreed upon counsel) within thirty (30) days after receiving such Written Request from Licensees, then Licensees shall have the right, but not the obligation, to initiate Enforcement at their own expense and to join Licensor as a party plaintiff in any such suit or proceeding, if required by law in the relevant jurisdiction and at no cost or expense to Licensor. In resolving any such Enforcement initiated by Licensees, Licensees shall be entitled to receive and retain any and all sums recovered in the Enforcement or its settlement.

(c) With respect to any infringing activity set forth in clause b above, and any other infringement of Licensed Patents by a Third Party, if Licensor fails to commence any suit or proceeding or otherwise abate such infringement within [*****] of the date that Licensor first becomes aware of such infringement, all royalties and other payments payable by Licensees hereunder shall automatically be reduced by [*****] ("Infringement Abatement"). For the avoidance of doubt, any such Infringement Abatement shall be calculated independently of, and applied in addition to, any abatement for Third Party Royalties pursuant to Section 3.06.

(d) For the sake of clarity, it shall not be an act of infringement of Licensed Patents for Licensor or any licensee, sublicensee, assignee, transferee or designee of Licensor to research, develop, use, have used, make, have made, offer for sale, sell, have sold, import or export Intellect Products.

5.  PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

Subject to the provisions of this Article 5, Licensor shall have the sole right and obligation to prepare, file, prosecute and maintain the Licensed Patents in the Territory. Licensor shall keep Licensees advised of the status of all patent filings, including, without limitation, the grant of Licensed Patents and shall promptly provide advance copies of any official correspondence received in respect of the filing, prosecution and maintenance of such patent filings for review and comment by Licensees. If Licensor elects not to file, or ceases to prosecute and/or maintain any Licensed Patent (a) Licensees shall have the right to file and/or continue prosecution and maintenance thereof, (b) Licensor shall execute such documents and perform such acts, at Licensees' expense, as may be necessary to permit Licensees to undertake responsibility for such Licensed Patents and (c) at the request of one or both Licensees, Licensor shall assign all right, title, and interest in and to such Licensed Patents to Licensees, and shall execute all necessary documents to perfect title in one or both Licensees, as directed by Licensees, at the expense of Licensees. Further, if Licensor elects not to file, or ceases to prosecute and/or maintain any Licensed Patent, Licensees shall no longer be obligated to pay Licensor any patent milestone payments under Section 3.02, any sales milestone payment under Section 3.03 or any royalty payments under Sections 3.04 or 3.10 with respect to such Licensed Patent, and shall be relieved of their royalty reporting obligations in respect of such Licensed Patent under Section 3.10.

6.  REPRESENTATIONS AND WARRANTIES

6.01  Representations and Warranties of Each Party. Each Licensee hereby represents and warrants to Licensor, and Licensor hereby represents and warrants to each Licensee, that it knows of no legal reason to prevent it from entering into this Agreement and that:

(a) as of the Execution Date, it is a corporation or entity duly organized and validly existing under laws of the state or other jurisdiction of incorporation or formation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any stockholder action or approval;

(c) it has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder;

(d) this Agreement is a legal and valid obligation binding upon the Parties and enforceable in accordance with its terms, subject to applicable limitation on such enforcement based on bankruptcy laws and other debtors' rights; and

(e) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other governmental agency having authority over it.

6.02  Additional Representations by Licensor. In addition to the representations and warranties of Licensor contained elsewhere in this Agreement, Licensor hereby represents and warrants to Licensees that:

(a) as of the Execution Date, the Licensed Patents are existing and, to the best knowledge of Licensor, are not invalid or unenforceable, in whole or in part;

(b) the patents, patent applications and related patent rights set forth in Exhibit A constitute all Licensed Patents in existence as of the Execution Date;

(c) as of the Execution Date, the Licensed Patents constitute all patents, patent applications and other patent rights owned or otherwise Controlled by Licensor which relate specifically or generally to Antibodies;

(d) except as set forth in Schedule 6.02(d), all Licensed Patents in existence as of the Execution Date are properly registered and recorded in each applicable jurisdiction in the name of Intellect Neurosciences, Inc.;

(e) Licensor has and will have the full right, power, authority and ability to grant (i) all of the right, title and interest in the licenses it has granted or is required to grant to Licensees under this Agreement and (ii) all other rights it has granted or is required to grant to Licensees under this Agreement;

(f) as of the Execution Date, other than the Licensed Patents, Licensor does not own or otherwise Control any patents or other intellectual property rights that, to the knowledge of Licensor, may be infringed by the research, development, use, manufacture, offer for sale, sale, import or export of Licensed Products in the Field in the Territory by Licensees or their respective Affiliates as contemplated by this Agreement;

(g) Licensor is the sole and exclusive owner of the Licensed Patents existing as of the Execution Date, all of which are free and clear of any liens, charges, encumbrances and/or other rights of any one or more Third Parties, contingent or otherwise, other than Third Party rights under any Licensor Third Party Agreements in effect as of the Execution Date;

(h) except as set forth in Schedule 6.02(h), as of the Execution Date (i) there are no Licensor Party Agreements, (ii) no Third Party has any right, title or any license under, any of the Licensed Patents, (iii) no Licensor Third Party Agreement conflicts with any license or other right granted by Licensor to Licensees hereunder and (iv) Licensor is in compliance in all material respects with all Licensor Third Party Agreements in effect as of the Execution Date;

(i) as of the Execution Date, no composition, method or other invention covered by any Licensed Patent was developed pursuant to or is subject to any funding agreement with any government or governmental agency; and

(j) to the best of its knowledge, as of the Execution Date there are no claims, judgments or settlements against or owed by Licensor (whether existing, pending or threatened) relating to the Licensed Patents.

6.03  Additional Covenants by Licensor. In addition to the other covenants made by Licensor elsewhere in this Agreement, Licensor hereby covenants to Licensees that, during the term of this Agreement:

(a) Licensor shall use commercially reasonable efforts (i) to take all actions necessary to maintain the validity and enforceability of the Licensed Patents and preserve the rights granted to Licensees hereunder and (ii) not to take any action that may reasonably be expected to diminish the validity or enforceability of the Licensed Patents or otherwise diminish the rights under the Licensed Patents granted to Licensees hereunder;

(b) Licensor shall (i) promptly, but in no event later than thirty (30) days following execution, notify Licensees in writing of any Licensor Third Party Agreement that Licensor enters into following the Execution Date and (ii) not enter into any Licensor Third Party Agreement that adversely affects the rights granted to Licensees under this Agreement or the ability of Licensor to perform its obligations under this Agreement, but for the sake of clarity, a non-exclusive license by Licensor of the Licensed Patents for products other than [*****] Products shall not, in and of itself, be considered as an agreement that adversely affects the rights granted to Licensees under this Agreement;

(c) Licensor shall notify Licensees in writing of any allegation that Licensor has breached its obligations under any Licensor Third Party Agreement promptly, but in no event later than thirty (30) days following Licensor's first receipt or knowledge of such allegation; and

(d)  Licensor shall promptly execute any documents and perform any acts as may be necessary to ensure that all Licensed Patents are properly registered and recorded in each applicable jurisdiction in the name of Intellect Neurosciences, Inc. and that documentary evidence of chain of title from the inventor(s) to Intellect Neurosciences, Inc. is recorded in each applicable jurisdiction for all such Licensed Patents.

6.04  Compliance with Applicable Law. Each Party hereby agrees that it shall at all times comply with all applicable material laws and regulations relating to its activities under this Agreement.

6.05  Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

7. CONFIDENTIALITY

7.01 Confidentiality.

(a) Licensor acknowledges that in the course of the Parties' performance under this Agreement that it may receive Confidential Information of Licensees and/or their respective Affiliates, and Licensees acknowledge that in the course of the Parties' performance under this Agreement they may receive Confidential Information of Licensor. "Confidential Information" means any confidential or proprietary information of a Party or its Affiliate(s) disclosed, created or generated after the Execution Date, including, without limitation, information related to Licensed Products and Antibodies, and all other data and information relating to any compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such Party or its Affiliates, its present or future precuts, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form and whether or not designated or marked as confidential or proprietary, including, without limitation, trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, biological materials, marketing plans, strategies, forecasts and customer and contact lists. Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) is already known to the receiving Party at the time of disclosure; (ii) is publicly known prior to or becomes publicly known after disclosure other than through acts or omission or breach of this Agreement by the receiving Party; (iii) is disclosed in good faith to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep such information confidential or (iv) is independently developed by or on behalf of the receiving Party without the aid, use or application of Confidential Information received from the disclosing Party hereunder.

(b) During the term of this Agreement and for [*****] after expiration or termination hereof, (i) Licensor shall keep confidential, shall not disclose and shall not use for any purpose other than to perform its obligations under this Agreement any and all Confidential Information received, directly or indirectly, from Licensees and/or any of their respective Affiliates, hereunder, and (ii) Licensees shall keep confidential, shall not disclose and not use for any purpose, other than to perform their obligations under this Agreement and for the development and commercial exploitation of Licensed Products, any and all Confidential Information received, directly or indirectly from Licensor hereunder. The obligations set forth above in this Section 7.01(b) shall not apply to the extent that it can be demonstrated, that (A) Confidential Information is required to be disclosed pursuant to applicable law, regulation or an order of a court of law or governmental agency, provided that the Party seeking to disclose such Confidential Information shall (1) promptly provide written notice of such required disclosure to the Party or Parties owning such Confidential Information, (2) consult with such Party or Parties with respect to such required disclosure and (3) provide such Party or Parties sufficient opportunity to object to any such disclosure or to request that the Party seeking to make such disclosure seek confidential treatment thereof, in which event, the Party seeking to make such disclosure shall, at its sole expense, use all reasonable efforts to accommodate such requests of the Party or Parties owning such Confidential Information, or (B) disclosure is made to a government regulatory agency in the ordinary course of seeking or maintaining any necessary Regulatory Approval of a Licensed Product.

7.02  Permitted Disclosure. Licensees may disclose Confidential Information received from Licensor to each other, to their respective Affiliates and to those of their and their respective Affiliates' directors, officers, employees, agents, consultants, sublicensees, attorneys and advisors (collectively, "Licensee Representatives") who have a need to know such Confidential Information for purposes of performing Licensees' obligations or exercising Licensees' rights under this Agreement, provided that prior to disclosure to any such Licensee Representative (i) such Licensee Representative is advised of the confidentiality obligations hereunder with respect to such Confidential Information and (ii) such Licensee Representative is under obligation to such Party to maintain the confidential nature of such Confidential Information on terms and conditions no less restrictive than those set forth herein. Licensor may disclose Confidential Information received from Licensees and/or their respective Affiliates to its directors, officers, employees, agents, consultants, attorneys and advisors (collectively, "Licensor Representatives") who have a need to know such Confidential Information for purposes of performing Licensor's obligations or exercising Licensor's rights under this Agreement, provided that prior to disclosure to any such Licensor Representative (a) such Licensor Representative is advised of the confidentiality obligations hereunder with respect to such Confidential Information and (b) such Licensor Representative is under obligation to such Party to maintain the confidential nature of such Confidential Information on terms and conditions no less restrictive than those set forth herein.

7.03  Announcements. Following the Execution Date, Licensor may issue a press release substantially of the form attached hereto as Exhibit B. Following Licensees achievement of the sales milestone described in Section 3.03, Licensor may issue a press release substantially of the form attached hereto as Exhibit C. Except as expressly permitted pursuant to the foregoing provisions of this Section 7.03, no Party shall make any public announcement regarding this Agreement or otherwise disclose this Agreement, any of its terms or any Exhibit, Schedule or attachment hereto or any negotiations or other discussions among the Parties relating to this Agreement (collectively "Agreement Information") to any Third Party without the prior written consent of the other Parties. Notwithstanding the foregoing, a Party may disclose Agreement Information to the extent (a) such disclosure is required pursuant to applicable law, regulation or an order of a court of law or governmental agency, provided that the Party seeking to disclose such Agreement Information shall (i) promptly provide written notice of such required disclosure to the other Parties, (ii) consult with the other Parties with respect to such required disclosure and (iii) provide the other Parties sufficient opportunity to object to any such disclosure or to request that the Party seeking to make such disclosure seek confidential treatment thereof, in which event, the Party seeking to make such disclosure shall, at its sole expense, use all reasonable efforts to accommodate such requests of the other Parties, or (b) disclosure is made to a government regulatory agency in the ordinary course of seeking or maintaining any necessary Regulatory Approval of a Licensed Product.

8.  TERM AND TERMINATION

8.01  Term. Unless earlier terminated as provided in this Article 8, this Agreement shall come into force on the Execution Date and shall continue on a Licensed Product-by-Licensed Product and Covered Country-by-Covered Country basis until expiration of the Royalty Term for the last Licensed Product in the last Covered Country.

8.02  Termination.

(a) Licensees may terminate this Agreement in whole or in part on a Licensed Product-by-Licensed Product and Covered Country-by-Covered Country basis at any time following [*****] prior written notice by Licensees to Licensor.

(b) If any Party shall at any time breach any material term, condition or agreement herein, and shall fail to have initiated and actively pursued remedy of any such default or breach within [*****] after receipt of written notice thereof by the other Parties, such other Parties may, at their option, terminate this Agreement with respect to the rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect. Such act shall not, however, prejudice the right of a Party giving such notice to recover any royalty or other sums due at the time of such cancellation, and it being understood that if within [*****] after receipt of any such notice the receiving Party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving Party, unless such breach or default is not in fact remedied within a reasonable period of time thereafter.

(c) Licensor acknowledges and agrees that Licensees, in deciding to enter into this Agreement, have relied on the rights simultaneously granted to Licensor and to Licensees pursuant to that certain Agreement of Further Assurance dated as of the Effective Date by and among Daniel G. Chain, Mindset Biopharmaceuticals, Inc., Mindset LTD., Licensor, Wyeth and Elan (the "Assurance Agreement"), a copy of which is attached hereto as Exhibit D. In the event that (i) Daniel G. Chain, Mindset Biopharmaceuticals , Inc., and/or Mindset LTD. commit a material breach of any of their respective representations, warranties or obligations under the Assurance Agreement, (ii) such breach remains uncured [*****], measured from the date written notice of such material breach is delivered to such breaching party by Licensor, Wyeth or Elan, and (iii) such breach adversely affects the ability of one or both Licensees to exercise any of the rights granted to them under this Agreement, then Licensees may terminate this Agreement in its entirety for cause. In the event that Licensees terminate this Agreement (A) pursuant to this Section 8.02(c) or (B) for cause resulting from Licensor's material breach of any of its representations or warranties set forth in Section 6.02 of this Agreement, the licenses granted by Licensor to Licensees pursuant to Section 2.01 and Section 2.02 shall automatically become perpetual, irrevocable, royalty-free, fully-paid-up licenses and shall survive such termination (as modified by the provisions of this Section 8.02(c)) and the provisions of Section 2.07 shall survive such termination.

(d) Licensees may terminate this Agreement in its entirety by providing written notice to Licensor at any time during the term of this Agreement in the event that any of the following events (each an "Insolvency Event") occur with respect to Licensor: (i) a case is commenced by or against Licensor under Title 11of the United States Code (the "Bankruptcy Code"); (ii) Licensor files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code); (iii) Licensor assigns all or a substantial portion of its assets for the benefit of creditors; (iv) a receiver or custodian is appointed for Licensor's business; or (v) a substantial portion of Licensor's business is subject to attachment or similar process; provided, however, that in the case of any involuntary case under the Bankruptcy Code with respect to Licensor, such termination right shall only become effective if such case is not dismissed [*****] after the commencement thereof.

8.03 Provisions for Insolvency.

(a) All rights and licenses now or hereafter granted by Licensor to Licensees under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Licensees pursuant to Section 2.01 and Section 2.02, are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to Licensor, Licensor agrees that Licensees, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Further, each Party agrees and acknowledges that all payments by Licensees to Licensor hereunder, other than the License and Option Fee pursuant to Section 3.01, royalty payments pursuant to Section 3.04 and Section 3.10, and the sales milestone pursuant to Section 3.03, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Licensor shall, during the term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced under the Bankruptcy Code by or against Licensor, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(i)  as Licensees may elect in a written request, immediately upon such request (A) perform all of the obligations provided in this Agreement to be performed by Licensor including, where applicable, providing to Licensees portions of such intellectual property (including embodiments thereof) held by Licensor and/or such successors and assigns or otherwise available to them; or (B) provide to Licensees all such intellectual property (including all embodiments thereof) held by Licensor and/or such successors and assigns or otherwise available to them: and

(ii) not  interfere with Licensee's rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b)  If (i) a case under the Bankruptcy Code is commenced by or against Licensor, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Licensees elect to retain their rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to Licensees all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns, or otherwise available to them, immediately upon Licensees' written request. Whenever Licensor or any of its successors or assigns provides to Licensees any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 8.03(b), Licensees shall have the right to perform Licensor's obligations hereunder wit11 respect to such intellectual property, but neither such provision nor such performance by Licensees shall release Licensor from liability resulting from rejection of the license or the failure to perform such obligations.

(c)  All rights, powers and remedies of Licensees provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Licensor. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(i) the right of access to any intellectual property (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and

(ii) the right to contract directly with any Third Party to complete the contracted work.

8.04  No Waiver. The right of either Party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

8.05  Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the Parties arising in any manner under this Agreement prior to the effective date of termination. In any event, the provisions of Article 7, the provisions of Section 8.03, the provisions of Section 8.06, any payment and/or reporting obligations that have accrued under Article 3 prior to the effective date of termination, the provisions of Article 9, any provisions that expressly survive termination, and any other provision or provisions that are necessary to interpret the preceding surviving provisions shall survive any termination of this Agreement.

8.06  Disposition of Confidential Information upon Termination. Upon termination of this Agreement, upon written request from the disclosing Party(ies), each Party shall return to the other Parties any Confidential Information disclosed by the other Parties under this Agreement, provided, however, that such Party's legal department may retain one copy of such Confidential Information in its confidential files solely for the purpose of ascertaining such Party's continuing obligations hereunder.

9. MISCELLANEOUS

9.01  Assignment. Licensees may not assign the Agreement without the prior written consent of Licensor, which consent shall not be unreasonably withheld, provided, however, that each Licensee may, without such consent, assign its rights and obligations under the Agreement to an Affiliate, to the other Licensee, to any purchaser of all or substantially all of its assets or research to which the subject matter of the Agreement relates, or to any successor corporation resulting from any merger or consolidation of either or both Licensees with or into such corporation. Licensor may not assign any of its rights or obligations under this Agreement without the prior written consent of Wyeth and Elan, which consent shall not be unreasonably withheld, provided, however, that Licensor may, without such consent, assign its rights and obligations under this Agreement to any purchaser of all or substantially all of the Licensed Patents, or to any successor corporation resulting from any merger or consolidation of Licensor with or into such corporation.

9.02  Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the within subject matter hereof and supersede all previous Agreements, whether written or oral. Without limiting the foregoing, each of the following agreements is hereby terminated as of the Execution Date: (a) that certain Non-Disclosure Agreement between Wyeth Parent acting through its Wyeth Pharmaceuticals Division, Elan Pharmaceuticals, Inc. and Mindset BioPharmaceuticals, Inc. dated as of August 8, 2003; (b) that certain Non- Disclosure Agreement between Wyeth Parent acting through its Wyeth Pharmaceuticals Division and Intellect Neurosciences, Inc. dated as of November 17, 2005; and (c) that certain Non-Disclosure Agreement between Elan Pharmaceuticals, Inc. and Intellect Neurosciences, Inc. dated as of November 7, 2006 (the agreements described in clauses (a), (b) and (c) collectively referred to herein as the "Pre-Existing NDAs"), provided, however, that each Pre-Existing NDA shall continue to govern information disclosed thereunder prior to the Execution Date according to its terms. Further, the Parties acknowledge and agree that the Assurance Agreement has been executed simultaneously with this Agreement and shall remain in full force and effect in accordance with its terms.

9.03  Amendment. Any changes to this Agreement must be in writing and signed by authorized representatives of each Party. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by all Parties.

9.04  Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court, the decision of which appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties and, failing such amendment, either Party may submit the matter to a court of competent jurisdiction for resolution.

9.05  Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be considered received three (3) days after such delivery:

All correspondence to LICENSOR shall be addressed as follows:

Intellect Neurosciences, Inc. 7 West 18" Street, 9" Floor New York, NY 10011 Attention: Chief Executive Officer Fax No.: 212-448-9600

All correspondence to WYETH shall be addressed as follows:

AHP Manufacturing BV, acting through its Wyeth Medica Ireland Branch
Great Connell Newbridge
County Kildare
Ireland
Attn: Managing Director Fax No.: 011-353-45-435217

with copies to each of the following:

Wyeth
500 Arcola Road Collegeville, PA 19426
Attn: Senior Vice President, Global Licensing
Fax No.: 484-865-9301

Wyeth
500 Arcola Road Collegeville, PA 19426
Attn: Chief Counsel, Global Business Development
Fax No.: 484-865-9441

Wyeth
5 Giralda Farms Madison, NJ 07940
Attn: General Counsel Fax No.: 973-660-7050

All correspondence to ELAN shall be addressed as follows:

Elan Pharma International, Limited
Monksland, Athlone County Westmeath
Ireland
Attn: VP Legal
Fax No.: 011353906492427

with copies to:

Elan Pharmaceuticals, Inc.
800 Gateway Boulevard South
San Francisco, CA 94080
Attn: Chief Intellectual Property Counsel
Fax No.: 650-553-7165

9.05  Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except for their conflict of laws principles. The Parties agree to exclusive jurisdiction and venue of any actions or proceedings relating to this agreement in the state and federal courts of New York, NY.

9.06  Force Majeure. No party(ies) shall be responsible to the others for failure or delay in performing any of its obligations under this Agreement or for other non- performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such Party, including, but not limited to war, terrorism, earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such Party will inform the other Party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

9.07  Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

9.08  Independent Contractors. The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one (1) Party for the act or failure to act of the other Parties. No Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Parties or to bind the other Parties in any respect whatsoever.

9.09  Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.10  Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.11  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement. Execution and delivery of this Agreement by facsimile copies bearing the facsimile signatures of the Parties shall constitute a valid and binding execution and delivery of this Agreement by the signing Party, and such facsimile copies shall constitute original documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement as of the Execution Date.

Licensor:	Licensee:

Intellect Neurosciences, Inc.	AHP Manufacturing BV, acting through Its Wyeth Medica Ireland Branch

By:	By:

EXHIBIT A
LICENSED PATENTS

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EXHIBIT B

FORM OF EXECUTION DATE PRESS RELEASE

Intellect press release re: license

DRAFT -NOT FOR DISTRIBUTION

Intellect Neurosciences, Inc. Grants License for Certain Patents and Patent Applications to Wyeth and Elan Pharma International Ltd.

New York, NY, February [XX],2008, / PRNewswire / --Intellect Neurosciences, Inc. (OTCC: ILNS), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease (AD), announced today that it has entered into a license agreement with Wyeth (NYSE: WYE) and Elan Pharrna International Ltd. (Elan) regarding certain of Intellect's patents and patent applications related to antibodies and methods of treatment for Alzheimer's disease. Under the terms of the agreement, Wyeth and Elan may pay Intellect potential future milestone payments and royalties based on sales of potential products, if it is determined that they are covered by patents that issue from Intellect's patent applications.

Dr. Chain, Intellect's Chairman and CEO and inventor of the licensed patents and patent applications, commented: "We are delighted to enter into this licensing agreement, which provides Intellect a share in the future success of potential Wyeth and Elan products while we continue to develop our proprietary monoclonal antibodies for the treatment of AD."

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer's disease in the in the developed countries with the number increasing also in developing countries as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. The company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer's disease. Also, Intellect has recently completed Phase I clinical trials for OXIGONTM, a unique antioxidant and anti-amyloid compound .that has potential to treat Alzheimer's disease and other disorders. For additional information, please visit www.intellectns.com

Elliot Maza, JD, President & Chief Financial Officer
Intellect Neurosciences, Inc.
7 West 18' Street, 9th Floor
New York, NY 10011,
Tel: +1-212-448-9300

EXHIBIT C

FORM OF SALES MILESTONE PRESS RELEASE

Intellect press release re: sales milestone

DRAFT -NOT FOR DISTRIBUTION

Intellect Neurosciences, Inc. Receives $[*****] Milestone Payment from Wyeth and Elan Pharma International Ltd. Related to Product Sales

New York, NY, [month],[xx][Year], / PRNewswire / --Intellect Neurosciences, Inc. (OTCC: ILNS), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of [*****], announced today that it has received a $[*****] sales based milestone payment pursuant to its existing license agreement with Wyeth (NYSE: WYE) and Elan Pharma International Ltd. (Elan) regarding certain of Intellect's patents and patent applications related to antibodies and methods of treatment for Alzheimer's disease. Dr. Daniel Chain, Intellect's Chairman and CEO, is inventor of the licensed patents and patent applications.

Under the terms of the agreement, Wyeth and Elan have paid Intellect the one-time milestone of $[*****] as a result of achieving certain sales goals.

Dr. Chain commented: 'We are delighted regarding the success of Wyeth and Elan's product."

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer's disease in the in the developed countries with the number increasing also in developing countries as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. The company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer's disease. Also, Intellect has recently completed Phase I clinical trials for OXIGONTM, a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer's disease and other disorders. For additional information, please visit www.intellectns.com

Elliot Maza, JD, CPA
President & Chief Financial Officer
Intellect Neurosciences, Inc.
7 West l8th Street, 9th Floor
New York, NY 1001 1, USA
Tel: 212-448-9300

EXHIBIT D AGREEMENT OF FURTHER ASSURANCE

See Attached.
SCHEDULE 6.02(d) REGISTRATION OF LICENSED PATENTS

None.
SCHEDULE 6.02(h) LICENSOR THIRD PARTY AGREEMENTS

None.

AGREEMENT OF FURTHER ASSURANCE

This Agreement of Further Assurance ("Agreement") is entered into this 13th day of May, 2008 (the "Effective Date") by and among Dr. Daniel G. Chain, an individual with an address at 205 East 16th Street, Apt. 3B, New York, New York 10003 ("Dr. Chain"), Mindset Biopharmaceuticals, Inc., a Delaware corporation with offices at 535 West 34th Street, Suite 206A, New York, New York 10001, together with its Affiliates (collectively referred to herein as "Mindset USA"), Mindset, LTD., a company incorporated under the laws of the British Virgin Islands with offices at 205 East 16th Street, Apt. 3B, New York, New York 10003, together with its Affiliates (collectively referred to herein as "Mindset LTD"), Intellect Neurosciences, Inc., a Delaware corporation with offices at 7 West 18th Street, 9th Floor, New York, New York 10011 ("Intellect"), Elan Pharma International Limited, a private company limited by shares organized under the laws of Ireland with offices at Monksland, Athlone, County Westmeath, Ireland ("Elan"), and AHP Manufacturing BV, acting through its Wyeth Medica Ireland Branch, a corporation registered in the Netherlands with offices at Great Connell, Newbridge, County Kildare, Ireland ("Wyeth"). Dr. Chain, Mindset USA, Mindset LTD, Intellect, Elan and Wyeth may each be referred to herein individually as a "Party" and collectively as the "Parties." Further, Mindset USA and Mindset LTD may be referred to herein collectively as "Mindset," Dr. Chain, Mindset USA and Mindset LTD may be referred to herein collectively as "Grantors," and Elan and Wyeth may be referred to herein collectively as "Recipients."

BACKGROUND

A.   Pursuant to a series of written assignments executed prior to the Effective Date (collectively, the "Patent Assignments"), Grantors have assigned their entire right, title and interest in and to the Intellect Patents (as defined below) to Intellect.

B.   The terms of the Patent Assignments require Grantors to execute all documents, take all rightful oaths and affidavits and perform all other acts necessary to vest their entire right, title and interest in and to the Intellect Patents in Intellect.

C.   As of the Effective Date, Intellect, Wyeth and Elan have entered into the License Agreement (as defined below) pursuant to which Intellect has granted to Wyeth and Elan certain exclusive and non-exclusive rights under the Intellect Patents.

D.   Dr. Chain has served as the chief executive officer of Mindset USA and Mindset LTD and, as of the Effective Date, serves as the chief executive officer and chairman of the board of directors of Intellect.

E.   The Parties desire to clarify Grantors' continuing obligations with respect to the Intellect Patents, including, without limitation, the rights under the Intellect Patents that have been granted to Wyeth and Elan pursuant to the License Agreement.

NOW THEREFORE, the Parties agree as follows:

1. DEFINITIONS.

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.1
"Affiliate" shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2
"Government Authority" shall mean any court of competent jurisdiction, any relevant patent authority or any other government agency with the authority to determine or assign any ownership or other rights under the Intellect Patents.

1.3
"Intellect Patents" shall mean (a) all patents and patent applications throughout the world claiming the benefit of [*****], (b) all patents and patent applications listed in Exhibit A attached hereto, throughout the world and (c) all substitutions, continuations, continuations-in-part, divisions, renewals, patents-of-addition, reissues, re-examinations, extensions, restorations, supplemental protection certificates, patent applications and patents throughout the world arising from, relating to or claiming priority to any patents and/or patent applications described in clauses (a) and/or (b) above.

1.4	"License Agreement" shall mean that certain License Agreement dated as of the Effective Date by and among Intellect, Wyeth and Elan, a copy of which is attached hereto as Exhibit B.

1.5	"Third Party" shall mean any person or entity other than Dr. Chain, Mindset USA, Mindset LTD, Intellect, Wyeth, Elan or their respective Affiliates

2.  INVENTORSHIP; ACKNOWLEDGEMENT OF ASSIGNMENT; FURTHER ASSURANCES.

2.1
Inventorship. Dr. Chain hereby represents and warrants to Wyeth and Elan that (a) he is the sole inventor of each invention claimed by [*****] and each invention claimed by each of the patents and patent applications listed in Exhibit A and (b) he was the sole owner of each such invention and all related patent rights at the time he assigned his entire right, title and interest in and to the Intellect Patents to Mindset.

2.2
Assignment by Dr. Chain. Dr. Chain hereby acknowledges and agrees that (a) prior to the Effective Date, he has assigned his entire right, title and interest in and to the Intellect Patents to Mindset, (b) Mindset has subsequently assigned its entire right, title and interest in and to the Intellect Patents to Intellect, and (c) he retains no right, title or interest, licensed or otherwise, under any of the Intellect Patents.

2.3
Assignment by Mindset USA. Mindset USA hereby acknowledges and agrees that (a) prior to the Effective Date, it has assigned its entire right, title and interest in and to the Intellect Patents to Intellect and (b) it retains no right, title or interest, licensed or otherwise, under any of the Intellect Patents.

2.4
Assignment by Mindset LTD. Mindset LTD hereby acknowledges and agrees that (a) prior to the Effective Date, it has assigned its entire right, title and interest in and to the Intellect Patents to Mindset USA and (b) it retains no right, title or interest, licensed or otherwise, under any of the Intellect Patents.

2.5
Further Assurances. Without limiting any obligation owed by any of the Grantors to Intellect, whether pursuant to the Patent Assignments, any fiduciary duty or otherwise, each Grantor shall execute all further assignments, cooperate in any legal proceeding, sign all papers, make all rightful oaths, provide all reasonable assistance and deliver any and all additional instruments or documents necessary or useful to perfect and record Intellect's ownership in and to the Intellect Patents as reasonably requested by Intellect, Wyeth and/or Elan. Further, each Grantor shall promptly execute any documents and perform any acts as may be necessary to ensure that all Intellect Patents are properly registered in each applicable jurisdiction in the name of Intellect and that documentary evidence of chain of title from Grantors to Intellect is recorded in each applicable jurisdiction for all Intellect Patents. Intellect shall reimburse each Grantor for any reasonable out-of-pocket costs that they may incur in the performance of their respective obligations pursuant to this Section 2.5.

3.  ACKNOWLEDGEMENT OF LICENSE AGREEMENT; NON-DISTURBANCE.

Each of Dr. Chain, Mindset USA and Mindset LTD hereby acknowledges and agrees that Intellect, as the sole and exclusive owner of the Intellect Patents, has the full right, power, authority and ability to grant all of the right, title and interest in the licenses granted by Intellect to Wyeth and Elan pursuant to the License Agreement. Dr. Chain, Mindset USA, and/or Mindset LTD shall not take any action, or cause or enable any Third Party to take any action, to challenge, limit, invalidate or otherwise disturb any right granted to Wyeth and/or Elan under the License Agreement.

4.  COVENANT NOT TO ASSERT RESIDUAL INTERESTS IN INTELLECT PATENTS.

In the event that, despite the express intentions of Dr. Chain, Mindset USA, Mindset LTD and Intellect, following the Effective Date Dr. Chain, Mindset USA and/or Mindset LTD (a) retains any right, title or interest in or to the Intellect Patents, (b) is determined by any Government Authority to hold any right, title or interest in the Intellect Patents, or (c) is awarded any right, title or interest in or to the Intellect Patents by any Government Authority, Dr. Chain, Mindset USA and/or Mindset LTD shall not, and Dr. Chain, Mindset USA and/or Mindset LTD shall not grant any Third Party any right to, assert against either or both Recipients, any Affiliates of either Recipient and/or any Third Party sublicensees of one or both Recipients (collectively, the "Non-Assert Parties") any Intellect Patent. Without limiting the foregoing, Dr. Chain, Mindset USA and/or Mindset LTD shall not, and Dr. Chain, Mindset USA and/or Mindset LTD shall not grant any Third Party any right to, bring any lawsuit or other action against any Non- Assert Party claiming that the research, development, manufacture, use, sale, offer for sale and/or importation of any therapeutic, prophylactic and/or diagnostic product infringes any one or more of the Intellect Patents. Each of Dr. Chain's, Mindset USA's and Mindset LTD's obligations under this Article 4 shall be in addition to, and shall in no way limit, their respective obligations to Intellect pursuant to Section 2.5.

5.  ANNOUNCEMENTS.

No Party shall make any public announcement regarding this Agreement or otherwise disclose this Agreement, any of its terms or any Exhibits or attachments hereto or any negotiations or other discussions among the Parties relating to this Agreement (collectively "Agreement Information") to any Third Party without the prior written consent of the other Parties. Notwithstanding the foregoing, a Party may disclose Agreement Information to the extent (a) such disclosure is required pursuant to applicable law, regulation or an order of a court of law or governmental agency, provided that the Party seeking to disclose such Agreement Information shall (i) promptly provide written notice of such required disclosure to the other Parties, (ii) consult with the other Parties with respect to such required disclosure and (iii) provide the other Parties sufficient opportunity to object to any such disclosure or to request that the Party seeking to make such disclosure seek confidential treatment thereof, in which event, the Party seeking to make such disclosure shall, at its sole expense, use all reasonable efforts to accommodate such requests of the other Parties.

6.  MISCELLANEOUS.

6.1
Assignment. Grantors may not assign any of their rights or obligations under this Agreement without the prior written consent of Intellect, Wyeth and Elan. Intellect may not assign any of its rights or obligations under this Agreement without the prior written consent of Wyeth and Elan, which consent shall not be unreasonably withheld, provided, however, that Intellect may, without such consent, assign its rights and obligations under this Agreement to any purchaser of all or substantially all of the Intellect Patents, or to any successor corporation resulting from any merger or consolidation of Intellect with or into such corporation. Recipients may not assign any of their rights or obligations under this Agreement without the prior written consent of Intellect, which consent shall not be unreasonably withheld, provided, however, that each Recipient may, without such consent, assign its rights and obligations under this Agreement to an Affiliate, to the other Recipient, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of either or both Grantor with or into such corporation. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the Parties. Any assignment attempted to be made in contravention of this Section 6.1 shall be void and unenforceable.

6.2	Entire Agreement. This Agreement constitutes the entire agreement between Grantors, on the one hand, and Intellect, Wyeth and Elan, on the other hand, with respect to the subject matter hereof and supersedes all previous agreements, except that the Patent Assignments and all other agreements assigning ownership of the Intellect Patents from Grantors to Intellect, either directly or indirectly, shall remain in full force and effect.

6.3	Amendments and Modifications. Any changes to this Agreement must be in writing and signed by authorized representatives of each Party. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by all Parties.

6.4	Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court, the decision of which appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties and, failing such amendment, either Party may submit the matter to a court of competent jurisdiction for resolution.

6.5	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except for their conflict of laws principles. The Parties agree to exclusive jurisdiction and venue of any actions or proceedings relating to this agreement in the state and federal courts of New York, New York.

6.6	Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

6.7
Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

6.8
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement. Execution and delivery of this Agreement by facsimile copies bearing the facsimile signatures of the Parties shall constitute a valid and binding execution and delivery of this Agreement by the signing Party, and such facsimile copies shall constitute original documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

DR. DANIEL G. CHAIN

MINDSET BIOPHARMACEUTICALS, INC.

MINDSET, LTD.

INTELLECT NEUROSCIENCES, INC.

AHP MANUFACTURING BV,
acting acting through its Wyeth Medica Ireland Branch

ELAN PHARMA INTERNATIONAL: LIMITED

EXHIBIT A

LICENSED PATENTS EXISTING AS OF THE EFFECTIVE DATE

[*****]

EXHIBIT B LICENSE AGREEMENT

See Attached.